Exhibit 99.1
NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext. 1331

TreeHouse Foods, Inc. Reports First Quarter Results
Westchester, IL, May 9, 2007 — TreeHouse Foods, Inc. (NYSE: THS) today announced that income from continuing operations was $0.24 per diluted share for the quarter ended March 31, 2007. The first quarter 2007 results were flat compared to the first quarter 2006 results of $0.24 per diluted share. Last year’s results included $0.02 relating to costs associated with the previously announced closure of the La Junta, CO pickle factory. Excluding the closure costs in 2006, first quarter 2007 results were down $0.02 per share from last year as higher input costs on legacy businesses more than offset the incremental earnings from the soup and infant feeding (“SIF”) business.
Commenting on the results, Sam K. Reed, Chairman and CEO, said, “First quarter results were negatively affected by extraordinary increases in commodity and other input costs. We have taken offsetting pricing actions which will be fully implemented by the beginning of the third quarter. The acceptance of our pricing actions and the benefits of our ongoing cost reduction initiatives give us the confidence to reaffirm our full year guidance.”
Adjusted operating earnings before interest, taxes, depreciation, amortization and unusual items (Adjusted EBITDA, as defined below, and reconciled to net earnings, the most directly comparable GAAP measure, on the attached schedule) increased to $27.6 million in the quarter compared to $22.4 million in the same period last year. The increase is due primarily to the addition of the SIF business.
Net sales for the first quarter of 2007 totaled $259.0 million, an increase of 49.9% over the first quarter of 2006, reflecting growth from the Company’s acquisition of its SIF business effective on April 24, 2006. Excluding SIF, revenues increased 0.3%. Pickle revenues declined by 2.3%, however the decrease was more than offset by non-dairy powdered creamer sales that increased 7.4% over the same period last year due to the unseasonably cooler weather. Other product sales fell 8.8% due to lower co-pack revenues. Gross margin for the first quarter was 20.1% compared to 23.4% in the prior year as price increases in response to significantly higher input costs were not fully realized in the quarter. It is anticipated that the full impact of the price increases will not be realized until the third quarter. An increase in operating costs was due to the addition of the SIF business. As a percent of revenues, operating expense decreased from 16.4% last year to 13.9% in the first quarter of 2007. Interest expense in the quarter was $3.8 million compared to $0.2 million last year due to higher bank debt used to fund the SIF acquisition.
Commenting further on the results, Mr. Reed said, “We entered the year knowing that the significant run-up in input costs would put pressure on our margins until the full effects of our pricing actions were realized. Although the results are down from last year, we did achieve our internal targets and expect to see margin improvement beginning next quarter. Operationally, we were able to make a smooth transition from outsourced support for our soup and infant feeding business to our internal systems, and realized the benefits in positive margin growth in that category. We also continued to lower our operating costs as a percentage of revenue on a year over year basis. We expect the results of our pricing actions to demonstrably impact our results late in the second quarter, and will continue to reduce internal costs aggressively in order to improve gross margins.”
SEGMENT RESULTS
TreeHouse’s measure of segment performance is adjusted gross margin. Adjusted gross margin is gross profit less delivery and commission costs. Pickle segment net sales for the first quarter decreased by $1.7 million from the prior year due to continued softness in both foodservice and retail channels. Adjusted gross margins declined in the quarter from 16.0% last year to 11.0% this year as a result of significantly higher costs of sweeteners, vinegar and packaging which were not offset with higher prices. Price increases were achieved late in the first quarter and will be realized fully during the spring and summer selling seasons.
Powder segment sales increased by 7.4% compared to the same quarter a year ago. The soft sales in the fourth quarter of 2006 that resulted from unusually warm weather were offset by a cool first quarter and strong sales. Adjusted gross margins in the quarter declined from 19.7% last year to 17.2% this year as input costs for casein and non-fat dry milk rose faster than our pricing could recover them. Price increases have been achieved, although the effect will not be fully realized until late in the second quarter.
SIF, acquired on April 24, 2006, had revenues for the first quarter of $85.8 million. Adjusted gross margins for the quarter were 15.1% compared to 12.4% in the fourth quarter of 2006 as operational efficiencies at the manufacturing plants, combined with savings from integrating the business into our legacy infrastructure, more than offset higher input costs.
ACQUISITION ACTIVITY
On April 23, 2007 the Company announced it had entered into a definitive agreement with Silver Ventures, Inc. to acquire San Antonio Farms. San Antonio Farms is a producer of Mexican sauces for the retail, foodservice and industrial markets. It sells its products under its own brands, under retailers’ store brand names, and as custom recipes for restaurant chains and foodservice distributors.
TreeHouse agreed to pay $88.5 million in cash for the business plus an adjustment for working capital. The transaction is expected to close during TreeHouse’s second quarter, subject to satisfaction of customary closing conditions. The transaction will be financed through borrowings under the Company’s existing $500 million credit facility.
For the 12 months ending March 31, 2007, San Antonio Farms had revenues of $45.3 million. For the five years ended December 31, 2006, San Antonio Farms enjoyed a compound annual growth rate of 15.2%. San Antonio Farms manufactures all of its products at its processing and distribution facility in San Antonio, Texas where it employs approximately 100 people. Its headquarters will remain in San Antonio. TreeHouse does not anticipate any significant changes to the existing operations.
Also in April, the Company made a 49% investment in Santa Fe Ingredients, a New Mexico based chile processing company supplying leading packaged food companies with industrial green chiles and jalapeno peppers. The terms of the transaction have not been disclosed as we believe the amounts involved are not material to TreeHouse.

On May 7, 2007 the Company announced it had acquired DeGraffenreid, LLC, a leading processor and distributor of pickles and related products to the foodservice industry, from Bell-Carter Foods, Inc. for $10 million plus an adjustment for working capital. The company is located in Springfield, Missouri and has annual sales of approximately $23 million. The purchase included all of the company’s working capital and production equipment. Concurrent with the acquisition of assets, TreeHouse entered into a lease for the land and buildings used in the operation of the acquired business.
OUTLOOK FOR THE REMAINDER OF 2007
“In the first quarter we seamlessly completed the operational integration of the soup and infant feeding business into our Bay Valley Foods organization and improved our operating expense leverage. In addition, we entered into two transactions that provide us with a meaningful entry into the fast growing Hispanic food segment. A third transaction will provide greater foodservice capabilities in the pickle segment without committing to further production capacity. Our successes with integration, customer service and acquisitions were obscured, though, by the rapid escalation in input costs which we could not offset quickly enough with price increases. We are now at the midpoint of our second quarter and are seeing the positive results of our new pricing programs on margins. We expect to see improvement in the second quarter compared to last year, and are now properly positioned again to improve our gross margins,” said Reed. “As such, we are comfortable with the $0.27 to $0.29 range of Street estimates for the second quarter and are maintaining our guidance for full year earnings per share from continuing operations of $1.29 to $1.34.”
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. Adjusted EBITDA represents net income (loss) before net interest expense, income tax expense, depreciation and amortization expense, stock option expense and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by our management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies. A full reconciliation table between earnings for the three month periods ended March 31, 2007 and March 31, 2006 calculated according to GAAP and adjusted EBITDA is attached.
CONFERENCE CALL WEBCAST
A webcast to discuss the Company’s financial results will be held at 8:30 a.m. (Eastern Standard Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; private label soup, infant feeding products, and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2006 discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31
	2007	2006
	(unaudited)

Net sales	$258,984	$172,724
Cost of sales	206,895	132,334

Gross profit	52,089	40,390
Operating expenses:
Selling and distribution	21,466	14,050
General and administrative	13,580	13,769
Amortization expense	1,066	464

Total operating expenses	36,112	28,283

Operating income	15,977	12,107
Other (income) expense:
Interest expense, net	3,824	161
Other (income) expense, net	—	—

Total other (income) expense	3,824	161

Income from continuing operations before income taxes	12,153	11,946
Income taxes	4,730	4,540

Income from continuing operations	7,423	7,406

Loss from discontinued operations, net of tax	(9)	(7)

Net income	$7,414	$7,399

Weighted average common shares:
Basic	31,202	31,088
Diluted	31,313	31,190
Basic earnings per common share:
Income from continuing operations	$0.24	$0.24
Loss from discontinued operations, net of tax	—	—

Net income	$0.24	$0.24

Diluted earnings per common share:
Income from continuing operations	$0.24	$0.24
Loss from discontinued operations, net of tax	—	—

Net income	$0.24	$0.24

Supplemental Information:
Depreciation and Amortization	7,817	4,515
Expense under FAS123R, before tax	3,712	4,814

Segment Information:
Pickle Segment
Net Sales	72,440	74,141
Adjusted Gross Margin	7,976	11,833
Adjusted Gross Margin Percent	11.0%	16.0%

Powder Segment
Net Sales	71,814	66,838
Adjusted Gross Margin	12,334	13,159
Adjusted Gross Margin Percent	17.2%	19.7%

Soup & Infant Feeding Segment
Net Sales	85,784
Adjusted Gross Margin	12,932
Adjusted Gross Margin Percent	15.1%

The following table reconciles our net earnings to adjusted EBITDA for the months ended March 31, 2007 and 2006:
TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands, except per share data)

	Three Months Ended
	March 31
	2007	2006
	(unaudited)

Net earnings as reported	$7,414	$7,399
Interest Expense	3,824	161
Income taxes	4,730	4,540
Discontinued Operations	9	7
Depreciation and amortization	7,817	4,515
Stock option expense	3,712	4,814
Plant shut-down costs and asset sales of closed facilities	79	946

Adjusted EBITDA	$27,585	$22,382